Year Ended May 31, 2003

John Hancock Bond Trust
John Hancock Investment Grade Bond Fund
Series - 5
NAV per share - Class C       10.47
Dividends from net investment income - Class C      0.41

John Hancock Government Income Fund
Series -  9
NAV per share - Class C       9.82
Dividends from net investment income - Class C     0.32

John Hancock High Yield Bond Fund
 Series -  10
NAV per share - Class C          4.69
Dividends from net investment income - Class C     0.44

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